Exhibit 10.11

Agreement

Transferor: Sanhe Luck Sky Power Engineering Co., Ltd (hereinafter referred to as Party A)

Address: Yanjiao Town, Sanhe City

Transferee: Xianning Auspicious Day Air energy Power Company Limited (hereinafter referred to as Party B)

In consideration of transfer of the “Huandao electricity generation and energy conservation system of Xiangtian natural energy” by Party A to Party B as well as related intellectual property right, both parties, through sufficient and friendly consultation, reach the following agreement:

I. Overview of the Project

1. “Huandao electricity generation and energy conservation system of Xiangtian natural energy” is a high-tech project to which Sanhe Luck Sky Power Engineering Co., Ltd has independent intellectual property right. Compliance with national industry support policy on efficient use of energy and environmental friendliness, this project shares similarity with conventional PV projects, but differs from them intrinsically; for it is a world leading high-tech project that relies on aerodynamics to generate electricity and conserve energy.

2. Party A decides to transfer the “Huandao electricity generation and energy conservation system of Xiangtian natural energy” (hereinafter referred to as the project) as a package (core equipment parts are produced and manufactured by Party A), specifically, Party A quotes for the project and Party B funds the project so as to take it over (that is, Party A performs a “key handover project” for the delivery and acceptance of facilities and equipment sets).

Party A is not responsible for civil engineering.

II. Responsibilities and Obligations of Party A

1.	Party A takes charge of design, technical and fabrication work (a separate technical scheme shall be signed with Party B based on the site condition).

2.	Except for the core equipment developed by Party A and aerodynamics driven electricity generation system and energy conservation equipment system that are independently owned by Party A, other devices shall be prepared by Party A through purchase. Price of said devices is included in the sum specified in this Agreement.

Party A promises that service life of main electricity generation equipment is not less than 25 years (for solar PV panels, refer to the technical standard of the manufacturer).

3.	Priority to receive technical upgrade is also transferred to Party B after Party A transfers the project to Party B. Party B is entitled to upgrade at the cost of the preferential price then.

4.	During production and installation for the project transferred, where a bidding is needed, Party B can join in the bidding so long as it satisfies bidding conditions. Party A shall determine a supplier on the basis of independency and fairness.

5.	Where Party B raises a written request during production and operation, Party A is obliged to offer guidance.

III. Responsibilities and Obligations of Party B

1.	The transfer of the project to Party B is an exclusive authorization. Party B shall promise not to disclose core technologies of said project during future production; otherwise, Party B shall bear liabilities arising from breach of the Agreement.

2.	Party B decides to buy the electricity generation project from Party A; where the concerted installation capacity is 12 MW and the sum approximates RMB 216,000,000 Yuan (specific price is subject to the stipulation in the technical scheme both parties agree on).

3.	Payment: Within 10 workdays from the date of signing the Agreement, Party B shall pay 10% of the sum, that is, RMB 21,600,000 (twenty-one million six hundred thousand Yuan). Before Party A enters the site, Party B shall pay 20% of the sum 3 days ahead of time so long as the formal technical scheme drawn out by Party gets approval and recognition from Party B. Where half of the construction period passes, Party B shall pay 30% of the sum. After acceptance by Party A, 37% of the sum shall be paid. The remaining 3% is used as a quality guarantee and it will be paid one year later.

The time when Party A enters the site for construction will be determined within 30 workdays after Party B has conditions of construction and it will be subject to the written notice of Party B by fax, email, or other means. Construction period is subject to the time specified in the technical scheme.

4.	After receiving the first payment, Party A shall arrange professionals and qualified units to draw out a fabrication and construction scheme within 5 days. Liabilities arising from breach of the Agreement by either party shall be held by the party according to the stipulations therein.

5.	Party B promises to independently take charge of procedures for approval of lands and related items of the project transferred; Party A offers assistance.

IV. Both parties special agree that:

1.	Party A promises to Party B that the project transferred to Party B adopts new technologies Party A develops. Since there is not a unified standard both at home and abroad, the corporate standards of Party A prevail. Said corporate standards (technical scheme) are transitional. Modification and improvement of said standards by Party A shall not be limited by the scheme.

2.	Given that there is not a unified standard for the project to reference, Party B knows and understands that the core technical equipment of the project do not obtain production certificate and license of production and sales. Party B shall not claim any right from Party A for said reason.

For the main equipment produced by Party A, party B enjoys quality guarantee of equivalent devices, repair, replacement, and refund service, and 5-year quality guarantee time.

3.	The transfer of the project is not a sole authorization regionally. Party A is entitled to transfer similar projects to a third party where Party B is located. Party B has no right to interfere.

4.	Party B understands that it is one of the first beneficiaries from Party A’s technology industrialization of the project and that the intellectual property right transferred is also sold at a preferential price; where Party B takes over similar projects again, price of corresponding intellectual property right may not be quoted as low as the price mentioned above.

5.	Party A promises that Party B will be selected as one of local suppliers based on the time of signing of this Agreement if aerodynamics auto field is industrialized in future.

V. Both parities shall fully abide by the Agreement from the date of signing. Either party failing to abide shall compensate the other party for all economic losses incurred.

Upon signing of the Agreement, if Party B fails to make the first payment within a stipulated time, the Agreement will be automatically invalidated.

VI. Upon signing of this Agreement, both parties enter production preparation stage. Either party failing to abide by stipulations herein shall compensate the other party for all economic losses.

VII. The Agreement comes into effect once it is signed by both parties.

Other matters not covered herein will be negotiated by both parties otherwise.

The technical scheme of Party A is an attachment of the Agreement and it shall be deemed equally valid.

This agreement is made in two original copies. Each party holds one.

Party A:	Party B:

Apr. 18, 2014